SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

PACIFIC AEROSPACE & ELECTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7,2003
PROPOSAL 1 — ELECTION OF DIRECTORS
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
FINANCE AND AUDIT COMMITTEE REPORT TO SHAREHOLDERS
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
OTHER MATTERS
ANNUAL REPORT AND FINANCIAL STATEMENTS

PACIFIC AEROSPACE & ELECTRONICS, INC.

Notice of Annual Meeting of Shareholders to Be Held on May 7, 2003

The Annual Meeting of Shareholders of Pacific Aerospace & Electronics, Inc., a Washington corporation (the “Company”) will be held at the offices of Davis Wright Tremaine LLP, located at 2600 Century Square, 1501 Fourth Avenue, Seattle, Washington, on May 7, 2003, at 9:00 a.m. Pacific Standard Time, for the following purposes:

1.	To elect five members of the Board of Directors to serve until the next annual meeting of shareholders or until their respective successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP (“KPMG”) as the independent auditors of the Company for the fiscal year ended May 31, 2003; and

3.	To transact any other business that may properly come before the Annual Meeting.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Only shareholders of record on March 14, 2003, are entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting.

Please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote personally on all matters brought before the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE SO THAT YOUR SHARES WILL BE VOTED. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

/s/ DONALD A. WRIGHT Donald A. Wright Chief Executive Officer and President

April 7, 2003 Wenatchee, Washington

PACIFIC AEROSPACE & ELECTRONICS, INC.

430 Olds Station Road
Wenatchee, Washington 98801
(509) 667-9600

PROXY STATEMENT

Purpose

     The Board of Directors of Pacific Aerospace & Electronics, Inc., a Washington corporation (the “Company”), is furnishing this Proxy Statement in connection with its solicitation of proxies to be voted at the Company’s fiscal year 2002 annual meeting of shareholders (the “Annual Meeting”). The Annual Meeting will be held at the offices of Davis Wright Tremaine LLP, 2600 Century Square, 1501 Fourth Avenue, Seattle, Washington, on May 7, 2003, at 9:00 a.m. Pacific Standard Time. The accompanying Notice of Annual Meeting of Shareholders, this Proxy Statement, and the enclosed proxy card are first being mailed to shareholders on or about April 8, 2003.

Record Date and Outstanding Shares

     The Board of Directors has fixed March 14, 2003, as the record date (the “Record Date”) for determining the holders of the Company’s Common Stock, $0.001 par value (the “Common Stock”) who are entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 24,779,209 shares of Common Stock outstanding and entitled to vote (the “Voting Shares”). All share numbers and prices reflect a 1-for-200 reverse stock split (the “Reverse Split”) undertaken by the Company on February 17, 2003.

Proxies

     The Board of Directors is soliciting the enclosed proxy for use at the Annual Meeting and any adjournments of the meeting and will not vote the proxy at any other meeting. All proxies that are properly executed, received by the Company prior to or at the Annual Meeting, and not properly revoked by the shareholder in accordance with the instructions below, will be voted at the Annual Meeting or any adjournments thereof in accordance with the instructions in the proxy.

Revocation of Proxies

     The person giving any proxy in response to this solicitation may revoke it at any time before the proxy is voted:

1.	by filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the date of the proxy; or

2.	by signing and dating a subsequent proxy relating to the same Voting Shares and delivering it to the Secretary of the Company before the Annual Meeting; or

3.	by attending the Annual Meeting and voting in person. However, attendance at the Annual Meeting without voting in person or taking one of the foregoing measures will not constitute a revocation of a proxy.

Any written notice revoking a proxy should be sent to Pacific Aerospace & Electronics, Inc., 430 Olds Station Road, Third Floor, Wenatchee, Washington, 98801, Attention: Corporate Secretary, or hand delivered to the Secretary of the Company at the Annual Meeting, at or before the taking of the vote.

Quorum

The presence in person or by proxy of at least a majority of the Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be considered represented at the meeting for the purpose of determining a quorum.

Voting

The Voting Shares represented by each signed proxy will be voted in accordance with the instructions given on the proxy. If a signed proxy is received but no instructions are indicated, the proxy will be voted as follows:

•	FOR the five nominees to the Board of Directors named in this Proxy Statement;

•	FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ended May 31, 2003; and

•	at the discretion of the persons named in the proxy on any other business that may properly come before the Annual Meeting.

Each of the foregoing is referenced herein as a “Proposal.”

Results of Voting

Under applicable law and the Company’s Articles of Incorporation and Bylaws, if a quorum is present at the Annual Meeting:

1.	The five nominees for election to the Board of Directors who receive the largest number of the votes cast for the election of directors by the holders of the Voting Shares present in person or represented by proxy will be elected directors. Each shareholder will be entitled to one vote for each Voting Share held by that shareholder, and will not be entitled to cumulate votes in the election of directors.

2.	The appointment of KPMG LLP as the Company’s independent auditors will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against it.

Abstentions from voting and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to a Proposal) will have no effect on the outcome of the voting because they will not be counted as an affirmative or negative vote on either of the Proposals listed above.

Notice to Beneficial Owners of Voting Shares

Any Voting Shares held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients or otherwise held in “street name,” may only be voted by the fiduciary, custodian or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and should instruct the person or entity in whose name the shares are held how to vote. Beneficial owners should receive instructions from their brokerage houses that the beneficial owners must follow to direct the voting of their shares.

Solicitation of Proxies

     The Company will bear the cost of preparing, printing, and mailing this Proxy Statement and of the solicitation of proxies by the Board of Directors. Solicitation will be made by mail and, in addition, may be made by directors, officers, and employees of the Company personally, or by telephone or facsimile. The Company will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to the beneficial owners of the Common Stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

     The Board of Directors of the Company will consist of five directors, who will be elected at the Annual Meeting to serve until their successors are elected at the next annual meeting of shareholders. All of the nominees are currently directors of the Company. Unless a proxy received by the Company directs otherwise or is properly revoked, that proxy will be voted FOR the election of the following five nominees:

Name	Age	Position with Company

Richard W. Detweiler	60	Director
Carl H. Goldsmith	36	Director
Matthew C. Kaufman	32	Director and Chairman
Philip Raygorodetsky	29	Director
Donald A. Wright	50	Director, Chief Executive Officer and President

Richard W. Detweiler. Mr. Detweiler has been a director of the Company since March 19, 2002. Mr. Detweiler has been, since 1996, Managing Director and part owner of Carlisle Enterprises, LLC, a private equity investment firm. Prior to that, Mr. Detweiler was Chairman and CEO of Precision Aerotech, Inc., a publicly traded diversified manufacturing firm and had general management responsibilities for subsidiaries of Caterpillar Inc., Sundstrand Corporation and Navistar International Corporation. Mr. Detweiler started his career in finance and served as Chief Financial Officer for Caterpillar’s Solar Turbines subsidiary. He is currently a director of Treesource Industries, Inc. and RBX Corporation.

Carl H. Goldsmith. Mr. Goldsmith has been a director of the Company since March 19, 2002. Mr. Goldsmith is a Managing Director of M.W. Post Advisory Group, LLC, which he joined in 1994. M.W. Post Advisory Group, LLC owns approximately 26% of the Company’s Common Stock on a fully-diluted basis. Prior to 1994, Mr. Goldsmith was an employee of PricewaterhouseCoopers LLP, where he worked on a wide range of assignments in the Valuation and Corporate Recovery departments. He is a director of Imperial Technology, Inc.

Matthew C. Kaufman. Mr. Kaufman has been director and Chairman of the Board of the Company since March 19, 2002. Mr. Kaufman is a Managing Director with GSC Partners, which he joined in 1997. GSC Partners is an affiliate of GSCP Recovery, Inc. and GSC Recovery II, L.P., which together own approximately 52% of the Company’s Common Stock. From 1996 to 1997, Mr. Kaufman was Director of Corporate Finance with NextWave Telecom, Inc. Prior to that, he was with The Blackstone Group, in the Merchant Banking and Mergers & Acquisitions departments. He is a director of Burke Industries, Inc., Check Printers, Inc., Waddington North America, Inc., Woods Equipment Company and Worldtex, Inc.

Philip Raygorodetsky. Mr. Raygorodetsky has been a director of the Company since June 1, 2002. Mr. Raygorodetsky is a Vice President with GSC Partners, which he joined in 1997. GSC Partners is an affiliate of GSCP Recovery, Inc. and GSC Recovery II, L.P., which together own approximately 52% of the Company’s Common Stock. Mr. Raygorodetsky was previously with Salomon Smith Barney, Inc. in the Health Care Group. Prior to joining Salomon Smith Barney, Inc., Mr. Raygorodetsky worked at Andersen Consulting. He is a director of Worldtex, Inc. and Simcala, Inc.

Donald A. Wright. Mr. Wright has been the Chief Executive Officer and President of the Company since February 1995, and of its predecessors since 1990. Mr. Wright was the Chairman of the Board from 1995 to March 2002. Mr. Wright is also an officer and director of each of the Company’s operating subsidiaries.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” ALL OF THE NOMINEES NAMED ABOVE.

Tenure

Directors of the Company hold office until the next annual meeting of the Company’s shareholders and until their successors have been elected and duly qualified. The Board of Directors appoints the Company’s executive officers at the first board meeting after each annual meeting of shareholders. Executive officers hold office at the pleasure of the Board of Directors.

Nominations

The Board of Directors will consider written proposals from shareholders for nominees for directors to be elected at the fiscal year 2003 annual meeting of shareholders that are submitted to the Secretary of the Company prior to June 18, 2003, and that contain sufficient background information concerning the nominee to permit the Company to make a judgment as to his or her qualifications.

Director Compensation

Messrs. Kaufman, Raygorodetsky, Goldsmith and Wright will not be compensated for serving on the Board of Directors. However, Mr. Detweiler will receive $25,000 annually and will be granted options to purchase 123,896 shares of the Company’s Common Stock, exercisable at $0.15 per share (the fair market value on the date of such grant), as compensation for serving on the Board of Directors. All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors.

Vacancies

Replacement directors for vacancies resulting from an increase in the size of the Board of Directors or the resignation or removal of a director may be appointed by the Board of Directors, or may be elected by the shareholders at a special meeting. Directors so appointed or elected hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

Board of Directors Meetings

The Company’s Board of Directors met two times during fiscal 2002. The committees met as follows: Finance and Audit Committee, three times; Compensation Committee, three times. Each of the members of the Company’s Board of Directors attended at least 75% of all meetings of the Board of Directors and the committees of which he was a member in fiscal 2002. The Board of Directors and the committees also approved a number of actions by unanimous written consent.

Committees of the Board of Directors

The Board of Directors has a number of committees, as follows:

Committee	Function	Current Members

Finance and Audit Committee	Reviews the Company’s accounting policies, practices, internal accounting controls and financial reporting. Also oversees engagement of the Company’s independent auditors and monitors management implementation of the recommendations and findings of the Company’s independent auditors	Matthew C. Kaufman Philip Raygorodetsky

Compensation Committee	Establishes salaries, incentives and other compensation for the chief executive officer, chief operating officer, chief financial officer, general counsel, subsidiary presidents and other key employees of the Company and its subsidiaries. Also administers policies relating to compensation and benefits, including the Amended and Restated Independent Director Stock Plan, the Employee Stock Purchase Plan (terminated in August 2001), and the 2002 Stock Option Plan	Matthew C. Kaufman Philip Raygorodetsky

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Rule 16a-3(e) during its most recent fiscal year, and on written representations of the Company’s officers, directors and principal shareholders (“Reporting Persons”) that no other reports were required, the Company believes that, during the fiscal year ended May 31, 2002, the Reporting Persons complied in all material respects with all applicable filing requirements under Section 16(a) of the Exchange Act, except that (i) Mr. Detweiler, a director of the Company, filed a Form 3 after the reporting deadline therefor, (ii) each of Mssrs. Kaufman and Raygorodetsky, directors of the Company, and GSC Recovery II, L.P. (on behalf of itself and its affiliates), a beneficial owner of more than 10% of the Company’s outstanding Common Stock, filed Forms 3 in respect of the equity securities they received in the exchange portion of the Company’s restructuring after the reporting deadline therefor and each filed Forms 4 relating to the automatic conversion of their respective shares of Series C Preferred Stock into Common Stock after the reporting deadline therefor, (iii) Mr. Goldsmith, a director of the Company, filed a Form 3 after the reporting deadline therefor, and filed a Form 4 relating to the automatic conversion of shares of Series C Preferred Stock owned by M.W. Post Advisory Group L.L.C. into Common Stock after the reporting deadline therefor and (iv) M.W. Post Advisory Group L.L.C. filed a Form 4 relating to the automatic conversion of its shares of Series C Preferred Stock into Common Stock after the reporting deadline therefor.

Executive Compensation

Summary Compensation Table

The following table sets forth in summary form the compensation paid by the Company to the Chief Executive Officer and to the Company’s executive officers whose total annual salary and bonus exceeds $100,000 (the “Named Executives”) for services in all capacities to the Company for the last three fiscal years:

		Annual	Long-Term
		Compensation	Compensation

			Securities			Value of
Name and Principal			Underlying	Restricted		Restricted		Other Annual
Position	Fiscal Year	Salary ($)	Options/SARs(#)(1)	Stock Awards		Stock		Compensation ($)

Donald A. Wright	2002	325,015	—	238,095	(8)(12)	$50,000	(11)	43,178	(3)
CEO and President	2001	335,809	75,000	—				7,316	(3)
	2000	292,008	450,000 (2)	—				5,800	(3)

Werner Hafelfinger(5)	2002	219,231	—	47,619	(9)(10)	$10,000	(12)	—
Former COO, V.P.	2001	200,000	37,500	—				2,438	(4)
Operations	2000	175,000	100,000 (2)	—				2,500	(4)

Sheryl A. Symonds(6)	2002	231,519	—	47,619	(7)(12)	$10,000	(13)	—
Former V.P.	2001	190,473	37,500	—				—
Administration,	2000	176,364	100,000 (2)	—				—
General Counsel and
Secretary

(1)	Represents options to purchase shares of Common Stock.

(2)	One-half of these options were granted in June 1999 with respect to fiscal 1999, and one-half were granted in May 2000 with respect to fiscal 2000.

(3)	Represents estimated value of the personal use of a Company vehicle and premiums on $2 million of key-man life insurance denoting Mr. Wright’s spouse as beneficiary.

(4)	Represents estimated value of the personal use of a Company vehicle.

(5)	Mr. Hafelfinger’s employment with the Company terminated on May 17, 2002.

(6)	Mrs. Symonds employment with the Company terminated on February 28, 2002.

(7)	Represents the issuance of 47,619 shares of Common Stock in lieu of a portion of Ms. Symonds’ annual salary valued at $10,000 at the time of issuance.

(8)	Represents the issuance of 238,095 shares of Common Stock in lieu of a portion of Mr. Wright’s annual salary valued at $50,000 at the time of issuance.

(9)	Represents the issuance of 47,619 shares of Common Stock in lieu of a portion of Mr. Hafelfinger’s annual salary valued at $10,000 at the time of issuance.

(10)	The value of the Common Stock was valued using the average closing price of the stock for the five days immediately preceding June 1, 2001.

(11)	At the end of the last fiscal year, Mr. Wright held 238,095 shares of restricted stock valued at $14,285, based on the last reported trading price of the Common Stock as of May 31, 2002. The restricted stock is fully vested and does not pay any dividends.

(12)	At the end of the last fiscal year, Mr. Hafelfinger held 47,619 shares of restricted stock valued at $2,857, based on the last reported trading price of the Common Stock as of May 31, 2002. The restricted stock is fully vested and does not pay any dividends.

(13)	At the end of the last fiscal year, Ms. Symonds held 47,619 shares of restricted stock valued at $2,857, based on the last reported trading price of the Common Stock as of May 31, 2002. The restricted stock is fully vested and does not pay any dividends.

Aggregated Options and Fiscal Year-End Option Values

     The following table summarizes the aggregate employee stock options and non-public warrants, and their market values at May 31, 2002, held by the Named Executives:

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at FY-end (#)		at FY-end ($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald A. Wright	11,537	—	—	—
Werner Hafelfinger(2)	987	—	—	—
Sheryl A. Symonds	1,487	—	—	—

(1)	No options or warrants held by the Named Executives had exercise prices of less than $42.00 per share (after giving effect to the Reverse Split), the closing price of the Common Stock on May 31, 2002.

(2)	Includes options to purchase 50 shares granted to Mr. Hafelfinger in October 1998 under the Amended and Restated Independent Director Stock Plan, when Mr. Hafelfinger was a non-employee director of the Company.

Employment Agreements

On March 19, 2002, the Company entered into an employment agreement with Donald A. Wright. The employment agreement provides for an annual base salary of $265,000, with annual increases of 5% of his base annual salary. If Mr. Wright is terminated without cause, or if he resigns with good reason, as those terms are defined in his employment agreement, the Company will be required to make severance payments to him. The severance payments consist of either 12 or 24 months of Mr. Wright’s base salary, depending on the date of his termination, as well as 12 months of health and medical benefits. In addition, in February the Board of Directors approved the grant to Mr. Wright of an option to purchase 1,238,960 shares of Common Stock, exercisable at $0.15 per share (the fair market value of the Common Stock on the date of grant) under the 2002 Stock Option Plan.

On May 17, 2002, Werner Hafelfinger, who had served as Vice President-Operations and Chief Operating Officer, left his employment with the Company. In accordance with the severance and termination letter executed by Mr. Hafelfinger and the Company, Mr. Hafelfinger will receive severance pay of $210,000, equivalent to one year of his salary, payable on regular payroll days over a 12-month period. Mr. Hafelfinger will also receive medical benefits for one year.

On February 28, 2002, Sheryl A. Symonds, who had served as Vice President-Administration and General Counsel of the Company, left her employment with the Company. In accordance with a separation letter executed by Ms. Symonds and the Company, Ms. Symonds will receive severance pay of $205,710, equivalent to one year of her salary, payable on regular payroll days over a 12-month period. Ms. Symonds will also receive medical benefits for one year.

Board Compensation Committee Report on Executive Compensation

     The Committee. No member of the Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. From time to time officers of the Company attend meetings of the Committee. However, no officer participates in discussions or deliberations regarding his or her own compensation.

     Responsibilities of the Committee. The Committee’s purpose is to provide a compensation environment that will support and assist in fulfilling the corporate mission and purpose. The Committee is responsible for developing and making recommendations to the Board with respect to the Company’s compensation policies, reviewing the performance of the Company’s Chief Executive Officer, and determining the level of compensation to be paid to executive officers and certain other key employees of the Company. The Committee also administers the Company’s Amended and Restated Independent Director Stock Plan, the Restated Stock Incentive Plan and the 1999 Stock Incentive Plan (the “Stock Incentive Plans”). In connection with the Company’s restructuring, which was completed on January 27, 2003, the Company agreed to issue no new awards under any of the Stock Incentive Plans.

However, the Company has adopted a new stock option plan (the “2002 Stock Option Plan”) which was approved by the Company shareholders on January 27, 2003. The Committee will determine stock option grants to executive officers and key employees under the Company’s proposed 2002 Stock Option Plan.

     Executive Compensation. The Company’s executive compensation program is designed to support the achievement of Company goals and to ensure that the interests of executive officers and key employees are aligned with the success of the Company. Consequently, a significant portion of the compensation of executive officers and key employees was through the grant of options under the Stock Incentive Plans. The Committee believes that tying a significant portion of executive compensation to the growth of the Company’s stock price helps align the interests of management with those of the Company’s shareholders.

     Compensation of the Chief Executive Officer. Based on a number of criteria, including relevant data from a third party compensation survey, the Committee believes that Mr. Wright’s contractual salary is at approximately the median in terms of base salary for chief executive officers of similarly situated Northwest manufacturing companies.

     Annual Salaries. The annual salary for Mr. Wright is set pursuant to the terms of an employment agreement. Annual salary under the employment agreement is subject to increase on an annual basis in accordance with the terms of that agreement. The employment agreement was approved by the full Board (including all members of the Committee) when it was first signed. From time to time, the Committee may elect to review the contract.

     Adjustment to Annual Salaries for Fiscal 2002. During May 2001, after reviewing the Company’s financial performance and cash position, the Committee determined that the Named Executives should be requested to accept restricted Common Stock of the Company in lieu of some or all of their contractual salary increases for fiscal 2002. The amount of Common Stock granted in lieu of salary increases was calculated by dividing the cash compensation not received by the market value of a share of the Company’s Common Stock. The market value of the Company’s Common Stock was deemed to be the average of the closing price of the Company’s Common Stock on Nasdaq for the five trading days prior to issuance. Mr. Wright agreed to forego $50,000 in salary and received 238,095 shares of restricted Common Stock. Mr. Hafelfinger and Ms. Symonds each agreed to forego $10,000 in salary and each received 47,619 shares of restricted Common Stock.

     Incentive Compensation Program. The Company has a management incentive compensation program that provides for the payment of cash bonuses to the executive officers and certain other senior managers upon attainment of certain goals. The purpose of the plan is to provide a direct financial incentive to achieve predetermined levels of Company performance. Under this program, the participants can earn a cash bonus of 10% of their annual salary upon achieving budgeted revenue and operating income levels for the year and an additional 5% upon exceeding budgeted revenue and operating income by 10%. The Committee did not consider any of the Named Executives for cash bonuses for fiscal 2002 because of the Company’s financial performance in fiscal 2002.

     Long-Term Incentive Compensation. The Stock Incentive Plans are long-term incentive plans for executives, managers, and other employees of the Company. The objective of each of the plans is to align employee and shareholder long-term interests by creating a strong and direct link between compensation and shareholder value. The Stock Incentive Plans and the 2002 Stock Option Plan authorize the Board of Directors, or a committee of the Board, to award stock options to officers and other employees of the Company, as well as to directors and consultants, although the Company has agreed to issue no new awards under the Stock Incentive Plans after March 19, 2002. The Committee administers the Stock Incentive Plans and the 2002 Stock Option Plan, and the grant of options to executive officers and key employees under the new 2002 Stock Option Plan. Stock options generally are granted at an exercise price not less than 100% of the fair market value of the Company’s Common Stock on the date of grant. The amount of stock option grants to an individual depends on the person’s level of responsibility in the Company and the person’s job performance. Stock options granted under the Stock Incentive Plans and the 2002 Stock Option Plan may contain vesting provisions. No stock options were granted during fiscal year 2002. In February, the Board of Directors approved the grant to Mr. Wright of an option to purchase 1,238,960 shares of Common Stock, exercisable at $0.15 per share (the fair market value of the Common Stock on the date of grant) under the 2002 Stock Option Plan. The options are to vest over three years and will be outstanding for ten years.

     Deductibility. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers unless the compensation is performance based. The levels of compensation paid by the Company have not exceeded this limit. Although it may be possible in any given year for option exercises to cause an officer’s total compensation for that year to exceed $1 million, the Committee believes that any options granted under the Stock Incentive Plan or the 2002 Stock Option Plan would meet the requirement of being performance-based and would therefore not be subject to the $1 million limit on deductibility.

PERFORMANCE GRAPH

The following graph shows a comparison of the cumulative total return on the Company’s Common Stock, the Standard & Poor’s (“S&P”) 500 Index and the S&P 500 GICS Aerospace & Defense Sub-industry Index, a published industry index, for the period beginning May 31, 1997 and ending May 31, 2002. The graph assumes that $100 was invested on May 31, 1997, in the Company’s Common Stock, the S&P 500 Index and the industry index, and that all dividends were reinvested. The stock price information shown on the graph below is not necessarily indicative of future price performance. The Company had previously compared its performance to the S&P Aerospace & Defense Index. The change from the S&P Aerospace & Defense Index to the S&P Aerospace & Defense Sub-industry Index was a result of S&P restructuring their indices into the Global Industry Classification Standard.

Company /Index Name	5/31/97	5/31/98	5/31/99	5/31/00	5/31/01	5/31/02

Pacific Aerospace & Electronics, Inc.	100.00	200.33	55.23	40.85	6.86	1.96
S&P 500	100.00	128.59	153.47	167.47	148.04	125.80
S&P 500 GICS Aerospace & Defense Sub-industry Index	100.00	106.42	112.22	92.24	117.53	111.53

Certain Tax Considerations Related to Executive Compensation

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), if the Company pays more that $1,000,000 in compensation to a “covered employee” (the chief executive officer and the next four highest paid employees) in a single year, then the Company’s deduction for such compensation could be limited to $1,000,000.

Compensation Committee and Insider Participation

The Compensation Committee is composed of Messrs. Kaufman and Raygorodetsky, neither of whom are or have been employees of the Company. Messrs. Kaufman and Raygorodetsky are employees of GSC Partners, which owns, together with certain of its affiliates, approximately 52% of the Company’s Common Stock on a fully-diluted basis.

Securities Ownership of Directors, Executive Officers and Principal Shareholders

The following table shows, to the best of the Company’s knowledge based on the records of the Company’s transfer agent and the Company’s records on issuances of shares, as adjusted to reflect changes in ownership documented in filings with the Commission (the “Commission”) made by certain shareholders and provided to the Company pursuant to Section 16 of the Exchange Act, and statements provided to the Company by certain shareholders, the Common Stock owned as of February 27, 2003, by (1) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (2) each of the Company’s current directors and those nominated to become directors; (3) the Named Executives; and (4) all executive officers and the current directors of the Company as a group. Except as otherwise noted, the Company believes the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

	Number of shares	Percent of Voting
	beneficially owned(†)	Stock

Matthew C. Kaufman(1) GSCP Recovery, Inc. GSC Recovery II, L.P. 500 Campus Drive, Suite 220 Florham Park, NJ 07932	13,223,282(2)	53.36%

Philip Raygorodetsky(1) GSCP Recovery, Inc. GSC Recovery II, L.P. 500 Campus Drive, Suite 220 Florham Park, NJ 07932	13,223,282(2)	53.36%

Richard W. Detweiler Carlisle Enterprises, L.L.C. 7777 Fay Avenue, Suite 200 La Jolla, CA 92037	0	*

	Number of shares	Percent of Voting
	beneficially owned(†)	Stock

GSCP Recovery, Inc.(3) GSC Recovery II, L.P. 500 Campus Drive, Suite 220 Florham Park, NJ 07932	13,223,282(2)	53.36%

Carl H. Goldsmith(4) M.W. Post Advisory Group L.L.C. 1880 Century Park East, Suite 820 Los Angeles, CA 90067	6,617,430(5)	26.71%(5)

M.W. Post Advisory Group L.L.C.(6) 1880 Century Park East, Suite 820 Los Angeles, CA 90067	6,617,430(5)	26.71%(5)

Alliance Capital Management, L.P.(7) 1345 Avenue of the Americas, 39th Floor New York, NY 10105	3,106,716	12.54%

Donald A. Wright President and Chief Executive Officer c/o Pacific Aerospace & Electronics,Inc. 430 Olds Station Road, Third Floor Wenatchee, WA 98801	14,927(8)	*

Charles Miracle Chief Financial Officer c/o Pacific Aerospace & Electronics,Inc. 430 Olds Station Road, Third Floor Wenatchee, WA 98801	55(9)	*

Werner Hafelfinger Former Chief Operating Officer c/o Pacific Aerospace & Electronics, Inc. 430 Olds Station Road, Third Floor Wenatchee, WA 98801	2,048(10)	*

Sheryl A. Symonds Former Secretary and General Counsel c/o Pacific Aerospace & Electronics, Inc. 430 Olds Station Road, Third Floor Wenatchee, WA 98801	1,761(11)	*

All executive officers and current directors as a group (6 persons)	19,855,694(12)	80.13%

*	Less than 1%.

(†)	Shares that a person has the right to acquire by exercise or conversion within 60 days of the date of this Proxy Statement are treated as outstanding for determining the amount and percentage of Common Stock owned by such person, but are not deemed to be outstanding as to any other person or group.

(1)	Mr. Kaufman is an officer and Mr. Raygorodetsky is an employee of GSCP Recovery, Inc. and GSC Recovery II, L.P. and each may be deemed to share voting and investment power with respect to the shares held by GSCP Recovery, Inc. and GSC Recovery II, L.P. Messrs. Kaufman and Raygorodetsky disclaim beneficial ownership with respect to the shares held by GSCP Recovery, Inc. and GSC Recovery II, L.P.

(2)	Includes 3,859,685 shares owned of record by GSC Recovery II, L.P. and 9,363,597 shares are owned of record by GSCP Recovery, Inc.

(3)	Each of GSC Recovery II GP, L.P., GSC RII, L.L.C., GSCP (NJ) Holdings, L.P., GSCP (NJ), Inc., Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Street Employees Fund, L.P., Greenwich Fund, L.P., TRV Executive Fund, L.P., Greenwich Street Investments II, L.L.C. and GSCP (NJ), L.P., as affiliated entities, may be deemed to have shared voting and investment power with respect to the shares held by GSCP Recovery, Inc. and GSC Recovery II, L.P. Each of Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Sanjay H. Patel and Christine K. Vanden Beukel, as managing members of GSCP (NJ), Inc., may be deemed to have shared voting and investment power with respect to the shares held by GSCP Recovery, Inc. and GSC Recovery II, L.P. Each of Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Sanjay H. Patel and Christine K. Vanden Beukel, disclaims beneficial ownership with respect to the shares hold by GSCP Recovery, Inc. and GSC Recovery II, L.P.

(4)	Mr. Goldsmith is a managing director of M.W. Post Advisory Group, L.L.C. (“M.W. Post”) and may be deemed to share voting and investment power with respect to the shares held by M.W. Post. Mr. Goldsmith disclaims beneficial ownership with respect to the shares of the Company held by M.W. Post.

(5)	As set forth in the Schedule 13D filed with the Commission on May 31, 2002, M.W. Post reports (i) shared dispositive power with respect to 6,617,430 shares and (ii) shared voting power with respect to 20,805,634 shares of the Company in connection with its association with a voting group including the GSC entities listed above and William E. Simon & Sons Special Situation Partners II, L.P. (including certain of its affiliates). However, M.W. Post claims beneficial ownership only with respect to 19,840,712 shares over which it and the GSC entities listed above have shared voting power.

(6)	Carl H. Goldsmith may be deemed to have shared voting and investment power with respect to the shares held by M.W. Post as a managing director of M.W. Post. Mr. Goldsmith disclaims beneficial ownership with respect to the shares of the Company held by M.W. Post. As set forth in the Schedule 13D filed with the Commission on May 31, 2002, M.W. Post reports (i) shared voting power with respect to 20,805,634 shares of the Company in connection with its association with the GSC entities listed above and William E. Simon & Sons Special Situation Partners II, L.P. (including certain of its affiliates), and (ii) shared dispositive power with respect to 6,617,430 shares. However, M.W. Post claims beneficial ownership only with respect to 19,840,712 shares over which it and the GSC entities listed above have shared voting power.

(7)	Alliance Capital Management, L.P. may be deemed to have investment power over the shares held on behalf of Nikko Alliance Compass Fund A, Alliance Capital Management Global Investments — U.S. High Yield Fund, The Alliance High Yield Fund, CGCM High Yield Investments and The Equitable Life Assurance Society of the United States. Alliance Capital Management, L.P. may be deemed to have voting power with respect to the shares held on behalf of Alliance Capital Management Global Investments — U.S. High Yield Fund, The Alliance High Yield Fund and CGCM High Yield Investments. Each of Nikko Alliance Compass Fund A and The Equitable Life Assurance Society of the United State may be deemed to have voting power with respect to the shares held on their behalf by Alliance Capital Management, L.P. Alliance Capital is an investment adviser registered under the Investment Advisors Act of 1940. In its fiduciary capacity as an investment adviser, Alliance Capital has been granted authority to vote proxies on behalf of its discretionary client accounts. Alliance exercises this voting authority solely for the best interests of its clients.

(8)	Includes (a) 3,370 shares of Common Stock, (b) 20 shares issuable upon exercise of public warrants, (c) 500 shares issuable upon exercise of a private warrant and (d) 11,037 shares issuable upon exercise of vested stock options.

(9)	Includes (a) 18 shares of Common Stock and (b) 37 shares issuable upon exercise of vested stock options.

(10)	Includes (a) 1,061 shares of Common Stock and (b) 987 shares issuable upon exercise of vested stock options, as reported on such former officer’s Form 4 filed July 19, 2001 and stock option records of the Company.

(11)	Includes (a) 274 shares of Common Stock and (b) 1,487 shares issuable on exercise of vested stock options, as reported on such officer’s Form 4 filed June 7, 2001 and stock option records of the Company.

(12)	Includes (a) 19,844,100 shares of Common Stock, (b) 20 shares issuable upon exercise of public warrants, (c) 500 shares issuable upon exercise of a private warrant and (d) 11,074 shares issuable upon exercise of vested stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Condominium. In November 1998, the Company entered into a Condominium Purchase and Sale Agreement (the “Condominium Agreement”) with Donald A. Wright, the Company’s Chief Executive Officer, President, and, at the time, Chairman of the Board. Pursuant to the Condominium Agreement, Mr. Wright agreed to purchase from the Company a residential condominium unit within the Company’s headquarters building for a total purchase price of $175,000. At the time the Condominium Agreement was executed, the condominium had not been completed. Upon completion, the condominium had a value higher than Mr. Wright’s purchase price. As a result, Mr. Wright requested that the purchase be rescinded. The Board of Directors agreed to rescind the purchase, but amended Mr. Wright’s employment agreement to require Mr. Wright to reside in the condominium unit. Mr. Wright pays rent on the condominium unit of $750.00 per month, which amount the Company believes represents the fair market rental value of such condominium unit. In addition, the Board of Directors approved an option to purchase, which grants to Mr. Wright the right to purchase the condominium unit for $250,000, the fair market value of the condominium unit on the date of option grant. The option became exercisable February 1, 2000. The option terminates ten business days after Mr. Wright’s employment relationship with the Company ceases for any reason other than death.

NCESD Lease. In August 2001, the Company entered into a lease agreement with North Central Educational Services District (the “NCESD”), pursuant to which the NCESD leased the second floor of our Wenatchee headquarters building from the Company for $6,183 per month for a term of 24 months. In authorizing the lease, the Board of Directors determined that the lease was made for fair market value. Gene C. Sharratt, a director of the Company at the time the lease was negotiated, was Superintendent of the NCESD.

Potential Conflict of Interest

On March 25, 2002, certain affiliates of GSCP Recovery, Inc. and GSC Recovery II, L.P. purchased all of the New Senior Notes (as defined below). In addition, GSCP Recovery, Inc. and GSC Recovery II, L.P. acquired an aggregate of approximately 52% of the Company’s Common Stock as part of the Company’s restructuring and in exchange for the 111/4% senior subordinated notes due 2005 of the Company held by GSCP Recovery, Inc. and GSC Recovery II, L.P. As a result of their stock ownership, GSCP Recovery, Inc. and GSC Recovery II, L.P. have the ability to elect at least a majority of the Board of Directors of the Company. In addition, GSC Recovery II, L.P. and certain of its affiliates, GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited and GSC Partners CDO Fund II, Limited, together own the Company’s 5% senior secured notes due 2007. Such notes contain restrictive covenants and default protections that effectively allow GSCP Recovery, Inc., GSC Recovery II, L.P. and their affiliates to influence or restrict the ability of the Company to engage in various transactions, including mergers, consolidations and the sale of substantially all of the Company’s assets.

Anti-Takeover Considerations

Washington Law. The Company and its U.S. subsidiaries, as Washington corporations, are subject to certain provisions of Washington law regarding significant business transactions and fair price restrictions. These provisions may have the effect of delaying or deterring a hostile takeover involving the Company or its U.S. subsidiaries.

     Washington’s “Significant Business Transactions” statute (Chapter 23B.19 of the Washington Business Corporation Act) applies to public companies that are incorporated under Washington law. The statute prohibits, subject to certain exceptions, a corporation from entering into any “significant business transactions” with an “Acquiring Person” (defined generally as a person who or an affiliated group that beneficially owns 10% or more of the outstanding voting securities of a corporation) for a period of five years after such person or affiliated group becomes an Acquiring Person unless the transaction or share acquisition made by the Acquiring Person is approved prior to the share acquisition by a majority of the target corporation’s directors. In addition, this statute prohibits a corporation subject thereto from entering into a significant business transaction with an Acquiring Person unless the consideration to be received by the corporation’s shareholders in connection with the proposed transaction satisfies the “fair price” provisions set forth in the statute.

Articles of Incorporation and Bylaws. A number of provisions in the Company’s articles of incorporation and bylaws concern matters of corporate governance and rights of stockholders. Provisions such as those that grant the Board of Directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof may have an anti-takeover effect by discouraging takeover attempts not first approved by the Board of Directors, including takeovers which may be considered by some stockholders to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Company’s Common Stock, which may result from actual or rumored takeover attempts, may be inhibited, particularly those that might otherwise tend to increase the Company’s stock price. Such provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to the Company’s stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests the stockholders, and could potentially depress the market price of the Company’s Common Stock. The Board of Directors believes that these provisions are appropriate to protect the Company’s interests and the interests of the Company’s stockholders.

The Company’s bylaws provide that annual meetings of stockholders may take place at the time and place established by the Board of Directors. A special meeting of the Company’s stockholders may be called by the Chairman of the Board of Directors, the president, a majority of the Board of Directors or a shareholder or shareholders holding at least 10% of the voting power of the Company. Thus, until a shareholder holds at least 10% of the voting power of the Company he or she may not call a special meeting to take corporate actions that would be required to remove directors or change Company management. In addition, the Company’s bylaws provide that any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting, without prior notice and without a vote, if one or more written consents setting forth the action so taken are signed by a number of shareholders entitled to vote thereon equal to the number of shares that must be voted in favor of such an action. The Company’s bylaws may be altered, amended, or repealed by the Board of Directors, subject to the power of the Company’s shareholders to change or repeal the bylaws.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP currently serves as the Company’s independent accountants and conducted the audit of the Company’s accounts for fiscal year 2002. Subject to shareholder ratification, the Company’s current Board of Directors has, upon recommendation of the Audit Committee, appointed KPMG LLP to serve as independent accountants to conduct an audit of the Company’s consolidated financial statements for fiscal year 2003.

Selection of the Company’s independent accountants is not required to be submitted to a vote of the shareholders of the Company for ratification. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if the appointment is ratified, the Audit Committee and the Board of Directors may, in their discretion, direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and the shareholders.

The Company has been advised by KPMG LLP that neither that firm nor any of its associates is aware of any relationship with the Company or its subsidiaries which would impair the independence that exists between public accountants and clients. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

On January 29, 2002, the Company dismissed KPMG LLP and briefly retained Arthur Andersen LLP as its principal independent accountant. Subsequently, the Company decided to dismiss Arthur Andersen LLP and reappointed KPMG LLP as its principal independent accountants on April 22, 2002. The Finance and Audit Committee approved the Company’s dismissal of Arthur Andersen LLP as its principal independent accountant on April 19, 2002.

In connection with the audits for the fiscal years ended May 31, 2001 and May 31, 2002, the Company had no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG LLP, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. KPMG LLP’s initial report on the Company’s consolidated financial statements for the fiscal year ended May 31, 2001, which was dated July 17, 2001, contained a disclaimer of opinion because of the significance of the uncertainty about the Company’s ability to continue as a going concern as a result of recurring losses from operations and a net capital deficiency at May 31, 2001. On July 9, 2002, KPMG LLP issued an audit opinion covering the May 31, 2001 consolidated financial statements of the Company dated July 17, 2001, except as to Note 24(b) which is dated as of May 17, 2002, which opinion states that the Company has suffered recurring losses from operations that raise substantial doubt about the Company’s ability to continue as a going concern. KPMG LLP’s report on the Company’s consolidated financial statements for the fiscal year ended May 31, 2002, stated that the Company had suffered recurring losses from operations that raised substantial doubt about the Company’s ability to continue as a going concern.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF KPMG LLP
AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MAY 31, 2003.

Audit Fees

The aggregate fees billed by KPMG LLP for its audit and quarterly reviews conducted in fiscal 2001 were $395,221 and in fiscal 2002 were $294,553.

Financial Information Systems Design and Implementation Fees

The Company did not incur any obligations to KPMG LLP during fiscal 2002 for consulting services such as financial information systems design or information systems implementation.

All Other Fees

The aggregate fees billed by KPMG LLP for non-audit services such as income tax preparation during fiscal 2001 were $100,261 and during fiscal 2002 were $101,441.

FINANCE AND AUDIT COMMITTEE REPORT TO SHAREHOLDERS

The Committee. The Finance and Audit Committee of the Board of Directors (the “Audit Committee”) is composed of two non-employee directors: Messrs. Kaufman (Chairman) and Raygorodetsky. None of the members of the Audit Committee are considered independent from the Company as the term independent is defined by Rule 4200(a)(15) of the NASD listing standards. The Committee has adopted a written charter, which was approved by the Company’s prior Board of Directors and which was filed as an appendix to the Proxy Statement relating to the previous year’s annual meeting.

Audited Financial Statements. The members of the Audit Committee, Messrs. Kaufman (Chairman) and Raygorodetsky, reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. On August 23, 2002, KPMG LLP issued their report on our fiscal year 2002 financial statements and issued their opinion on the Company’s consolidated financial statements as of and for the fiscal year ended May 31, 2002, which opinion states that the Company has suffered recurring losses from operations which raises substantial doubt about the Company’s ability to continue as a going concern. The Audit Committee reviewed and discussed the Company’s audited financial statements for fiscal year 2002 with management, which has primary responsibility for the financial statements. The Audit Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Auditor Independence. KPMG LLP has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with KPMG LLP that firm’s independence. In addition, the Audit Committee has considered whether the provision by KPMG LLP of non-audit services is compatible with maintaining the independence of KPMG LLP and the Audit Committee concluded that independence has been maintained.

Annual Report on Form 10-K. Based on the Audit Committee’s review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Amended Annual Report on Form 10-K/A for fiscal 2002.

Respectfully submitted,

Matthew C. Kaufman, Chairman
Philip Raygorodetsky

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2003 annual meeting of stockholders (the next annual meeting of shareholders) pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 is June 18, 2003. Proposals must be received at the Company’s corporate headquarters, 430 Olds Station Road, Wenatchee, Washington 98807 prior to the deadline and should be addressed to the attention of the Company’s secretary.

OTHER MATTERS

The Board of Directors is not aware of any business other than the proposals discussed above that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Copies of the Company’s Annual Report on Form 10-K/A, which includes the Company’s financial statements for the fiscal year ended May 31, 2002, accompany this Proxy Statement. The 10-K/A is not to be treated as part of or incorporated by reference into the proxy solicitation material.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, THE COMPANY HOPES THAT YOU WILL HAVE YOUR STOCK REPRESENTED BY COMPLETING, SIGNING, DATING AND RETURNING YOUR ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

By Order of the Board of Directors,

/s/ Donald A. Wright

Donald A. Wright Chief Executive Officer and President

April 7, 2003

PACIFIC AEROSPACE & ELECTRONICS, INC.
Annual Meeting of Shareholders, May 7, 2003
PROXY SOLICITED BY BOARD OF DIRECTORS
PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints each of Donald A. Wright and Matthew C. Kaufman proxy with power of substitution and resubstitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Pacific Aerospace & Electronics, Inc. (the “Company”), on May 7, 2003, and any adjournments of that meeting, with all powers that the undersigned would possess, if personally present, with respect to the following:

1.	PROPOSAL TO ELECT THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED: DONALD A. WRIGHT, PHILIP RAYGORODETSKY, MATTHEW C. KAUFMAN, RICHARD W. DETWEILER AND CARL H. GOLDSMITH. YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY ONE OR MORE OF THE NOMINEES BY WRITING THEIR NAME IN THE SPACE PROVIDED BELOW.

[ ] FOR all nominees	[ ] WITHHOLD AUTHORITY
listed above (except as indicated to the contrary below)	to vote for all nominees listed above

(Instructions: Write the name of each nominee in the space above for whom authority to vote is withheld)

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDED MAY 31, 2003:

[ ] FOR	[ ] AGAINST	[ ] ABSTENTION

3.	TRANSACTION OF ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OF THE MEETING. A MAJORITY OF THE PROXIES OR SUBSTITUTES AT THE MEETING MAY EXERCISE ALL THE POWERS GRANTED BY THIS PROXY.

The shares represented by this proxy will be voted as specified on the front of this proxy, but if no specification is made, this proxy will be voted FOR approval of proposal 2 and FOR election of the following nominees for Director: Donald A. Wright, Matthew C. Kaufman, Philip Raygorodetsky, Richard W. Detweiler and Carl H. Goldsmith, unless an exception is indicated to the contrary above. The proxies may vote in their discretion as to other matters that may properly come before this meeting.

No. of Shares:	Date:	,2003

Signature or Signatures

Please date and sign above as your name is printed to the left of the signature line, including designation as executor, trust, etc., if applicable. A corporation must be signed for by the president or other authorized officer.

The Annual Meeting of Shareholders of Pacific Aerospace & Electronics, Inc. will be held at the offices of Davis Wright Tremaine LLP, 2600 Century Square, 1501 Fourth Avenue, Seattle, Washington, on May 7, 2003, at 9:00 a.m. Pacific Standard Time.

Please Note: Any shares of stock of the Company held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and must instruct the person or entity in whose name the shares are held how to vote the shares held for the beneficial owner. Therefore, if any shares of stock of the Company are held in “street name” by a brokerage house, only the brokerage house, at the instructions of its client, may vote or appoint a proxy to vote the shares.